Exhibit 99.1
NEWS RELEASE
UROPLASTY REPORTS RESULTS FOR SECOND QUARTER FY2010
- Macroplastique ®Year-over-Year U.S. Sales Continue Strong Growth -
- SUmiT Trial Results Recommended for Publication in Journal of Urology -
- Conference Call to be Held Today at 3:30 pm Central Time -
MINNEAPOLIS, MN, November 2, 2009 — Uroplasty, Inc. (NYSE Amex: UPI), a medical device company that develops, manufactures and markets innovative proprietary products to treat voiding dysfunctions, today reported financial results for the second fiscal quarter ended September 30, 2009.
“Our team continues to execute our strategy for the current fiscal year by growing U.S. Macroplastique sales and maximizing the potential for gaining a unique CPT code for Urgent PC® treatments,” said David Kaysen, President & CEO. “During the quarter, we learned that a manuscript of the results from the SUmiT Trial has been recommended for publication in The Journal of Urology® and is tentatively scheduled to appear in the April 2010 issue. This study reports on a 220-subject, multicenter, randomized, controlled clinical trial designed to directly compare the effectiveness of PTNS using Urgent PC to a validated sham intervention over a 12-week period and is a major component of our strategy to expand and support third-party reimbursement coverage of Urgent PC treatments. The investigators’ submission of this manuscript was ahead of the original timetable. We fully anticipate submitting an application to the American Medical Association (AMA) for a unique CPT code for PTNS prior to the November 11, 2009 deadline.
“While our fiscal second quarter and first half financial performance is below year-ago results, we are encouraged by the continued strong growth of our U.S. Macroplastique product sales,” continued Mr. Kaysen. “Sales of our Macroplastique product in the U.S. through six months of our current fiscal year have about doubled in each quarter over the corresponding year-ago quarter. At the same time, Urgent PC sales in the U.S., while continuing to be challenged by the uncertain insurance reimbursement environment, have stabilized at about $1 million per quarter in each of the last two quarters. While European sales continue to be impacted by a competitive product launch, we saw growth in sales in the second fiscal quarter from distributors in two major European markets which had recorded a decline in the first fiscal quarter. At the same time, with the SUmiT clinical study expenses largely behind us, and our vigilant efforts to manage expenses to conserve cash, we have adequate liquidity to meet our needs for the next 12 months.”
Fiscal Second Quarter and First Half Results for the Period Ended September 30, 2009
Net sales for the three months ended September 30, 2009 were $3.0 million versus $3.9 million for the second quarter of fiscal 2009. Net sales for the six months ended September 30, 2009 were $5.8 million versus $8.4 million for same period a year ago.

Net sales to customers in the U.S. during the three months ended September 30, 2009 totaled $1.5 million, as compared to net sales of $2.2 million for the three months ended September 30, 2008. Sales of Urgent PC of $960,000 declined from $2.0 million in the year-ago quarter. The trend in decline of Urgent PC sales over corresponding year-ago periods began in the second half of fiscal 2009 due to reimbursement related issues. Partially offsetting this decline was an increase in Macroplastique product sales to $528,000 from $254,000 in the year-ago quarter. Sales of Macroplastique have steadily increased because of increased sales and marketing focus. Net sales of Macroplastique to customers in the U.S. for the first half of fiscal 2010 totaled $949,000 versus $441,000 for the first six months of fiscal 2009.
Sales to customers outside of the U.S. for the three months ended September 30, 2009 were $1.5 million, down from $1.7 million in the year-ago period. Excluding the translation impact of fluctuations in foreign currency exchange rates, sales decreased by approximately 5%. The second fiscal quarter is normally the weakest of the year for the Company’s international business. The sales decrease as compared to last year is mainly attributed to increased competition from a newly-introduced product competitive with Uroplasty’s Macroplastique.
Sales to customers outside of the U.S. for the first half of fiscal 2010 were $2.8 million as compared to $4.0 million, a decrease of 29%, for the six months ended September 30, 2008. Excluding the translation impact of fluctuations in foreign currency exchange rates, sales decreased by approximately 20%. Also contributing to the decline in sales is the discontinuation in the current fiscal year in the U.K. of our I-Stop urethral sling product which accounted for approximately $101,000 in sales for the six months ended September 30, 2009 and $191,000 in sales in fiscal 2009.
Net loss for the second fiscal quarter ended September 30, 2009 was $875,000, or $0.06 per diluted share, versus a net loss of $561,000, or $0.04 per diluted share for the second quarter of last year. For the first half of fiscal 2010, the net loss was $2.2 million, or $0.15 per diluted share as compared with a net loss for the first half of fiscal 2009 of $968,000, or $0.06 per diluted share.
At September 30, 2009, cash and cash equivalents, and short-term investments were $5.8 million compared with $6.3 million at June 30, 2009 and $7.8 million as of March 31, 2009.
“Looking ahead, we expect U.S. sales of Macroplastique to continue to grow during the remainder of the fiscal year as we expect to benefit from our increased sales and marketing effort,” continued Mr. Kaysen. “However, we do not expect that we will be able to return to significant sales growth or return to the historic sales level of Urgent PC in the U.S. until a new listed CPT code is assigned and payors create coverage policies that provide adequate reimbursement.
“For the past four quarters we have implemented a comprehensive program designed to educate Medicare carriers and private payer medical directors about the clinical efficacy of Urgent PC. I am pleased with how we have executed this strategy, and we are well ahead of our planned publication and presentation schedule. Phase I OrBIT data, published in September 2009 demonstrated that PTNS had comparable efficacy to the leading anticholinergic drug prescribed for overactive bladder. The data demonstrating sustained symptom improvement at one year from Phase 2 of the OrBIT study has been accepted for publication in the January 2010 edition of The Journal of Urology. With SUmiT study results available in spring 2010, we believe these publications, as well as others, will lead the medical directors to reaffirm or reinstate reimbursement, as well as aid us in our CPT Code application. Our overall goal remains to obtain a unique CPT code that will encourage broader use of Urgent PC. We are confident that we are moving closer toward attaining that goal,” Mr. Kaysen concluded.
Conference Call
Uroplasty will host an audio conference call today at 3:30 pm Central, 4:30 pm Eastern, to review the financial results for the second fiscal quarter of 2010. David Kaysen, President and Chief Executive Officer and Medi Jiwani, Vice President, Chief Financial Officer and Treasurer will host the call. Individuals wishing to participate in the conference call should dial 866-561-1721 (domestic) or 480-629-9868 (international). An audio replay will be available for 30 days following the call at 800-406-7325 (domestic) or 303-590-3030 (international), with the passcode 4171526#.
About Uroplasty, Inc.
Uroplasty, Inc., headquartered in Minnetonka, Minnesota, with wholly-owned subsidiaries in The Netherlands and the United Kingdom, is a medical device company that develops, manufactures and markets innovative proprietary products for the treatment of voiding dysfunctions. Our focus is the continued commercialization of our Urgent PC system, which we believe is the only FDA-approved minimally invasive nerve stimulation device designed for office-based treatment of urinary urgency, urinary frequency and urge incontinence — symptoms often associated with overactive bladder.
We also offer Macroplastique Implants, an injectable urethral bulking agent for the treatment of adult female stress urinary incontinence primarily due to intrinsic sphincter deficiency. For more information on the company and its products, please visit Uroplasty, Inc. at www.uroplasty.com.
Forward-Looking Information
This press release contains forward-looking statements, which reflect our best estimates regarding future events and financial performance. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our anticipated results. We discuss in detail the factors that may affect the achievement of our forward-looking statements in our Annual Report on Form 10-K filed with the SEC. Further, we cannot assure you that our SUmiT clinical trial will produce favorable results, that even if it does produce favorable results third-party payors will provide or continue to provide coverage and reimbursement, or reimburse the providers an amount sufficient to cover their costs and expenses, or that we will timely obtain, or even succeed at all at obtaining, a specific “listed” CPT reimbursement code from the AMA for Urgent PC treatments. We further cannot assure that reimbursement or other issues will not further impact our fiscal 2010 results.

For Further Information: Uroplasty, Inc.	EVC Group
David Kaysen, President and CEO, or	Doug Sherk (Investors)
Medi Jiwani, Vice President, CFO, and Treasurer	415.896.6820
952.426.6140	Chris Gale (Media)
646.201.5431

UROPLASTY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net sales	$2,986,475	$3,920,516	$5,812,404	$8,446,138
Cost of goods sold	535,074	549,199	1,087,044	1,257,166

Gross profit	2,451,401	3,371,317	4,725,360	7,188,972

Operating expenses
General and administrative	713,040	918,394	1,561,591	1,957,108
Research and development	435,898	327,978	963,713	733,498
Selling and marketing	1,968,054	2,505,598	4,025,342	5,125,632
Amortization	211,503	210,966	423,316	421,941

	3,328,495	3,962,936	6,973,962	8,238,179

Operating loss	(877,094)	(591,619)	(2,248,602)	(1,049,207)

Other income (expense)
Interest income	24,230	63,542	55,629	138,656
Interest expense	(1,788)	(6,750)	(9,694)	(13,585)
Foreign currency exchange gain (loss)	(7,365)	5,038	(14,697)	(732)
Other, net	2,000	(4,687)	(183)	(4,687)

	17,077	57,143	31,055	119,652

Loss before income taxes	(860,017)	(534,476)	(2,217,547)	(929,555)

Income tax expense	14,642	26,487	22,887	38,057

Net loss	$(874,659)	$(560,963)	$(2,240,434)	$(967,612)

Basic and diluted loss per common share	$(0.06)	$(0.04)	$(0.15)	$(0.06)

Weighted average common shares outstanding:
Basic and diluted	14,946,540	14,916,540	14,942,179	14,916,540

UROPLASTY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,
	2009	March 31,
	(unaudited)	2009
Assets
Current assets:
Cash and cash equivalents & Short-term investments	$5,792,867	$7,776,299
Accounts receivable, net	1,196,518	1,214,049
Inventories	486,269	495,751
Other	326,278	279,898

Total current assets	7,801,932	9,765,997

Property, plant, and equipment, net	1,389,493	1,401,229
Intangible assets, net	2,955,332	3,378,648
Prepaid pension asset	86,687	66,130
Deferred tax assets	79,367	68,793

Total assets	$12,312,811	$14,680,797

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion — deferred rent	$35,000	$35,000
Accounts payable	431,016	604,593
Income tax payable	—	56,785
Accrued liabilities	902,718	1,231,620

Total current liabilities	1,368,734	1,927,998

Deferred rent — less current portion	130,114	147,576
Accrued pension liability	283,008	296,646

Total liabilities	1,781,856	2,372,220

Total shareholders’ equity	10,530,955	12,308,577

Total liabilities and shareholders’ equity	$12,312,811	$14,680,797

UROPLASTY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	September 30,
	2009	2008
Cash flows from operating activities:
Net loss	$(2,240,434)	$(967,612)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	567,238	566,949
Loss on disposal of equipment	186	4,687
Share-based consulting expense	—	36,409
Share-based compensation expense	291,462	453,592
Deferred income taxes	(3,249)	(10,164)
Deferred rent	(17,500)	(17,500)
Changes in operating assets and liabilities:
Accounts receivable	91,206	537,959
Inventories	47,499	(11,128)
Other current assets and income tax receivable	(102,998)	(108,041)
Accounts payable	(185,406)	(145,610)
Accrued liabilities	(348,381)	(634,851)
Accrued pension liability, net and income tax payable	(58,492)	(44,772)

Net cash used in operating activities	(1,958,869)	(340,082)

Cash flows from investing activities:
Proceeds from sale of short-term investments	2,500,000	8,808,304
Purchase of short-term investments	(2,000,000)	(7,891,373)
Purchases of property, plant and equipment	(61,334)	(130,421)
Proceeds from sale of property, plant and equipment	2,000	—

Net cash provided by investing activities	440,666	786,510

Cash flows from financing activities:
Repayment of debt obligations	—	(455,913)

Net cash used in financing activities	—	(455,913)

Effect of exchange rates on cash and cash equivalents	34,771	(194,967)

Net decrease in cash and cash equivalents	(1,483,432)	(204,452)

Cash and cash equivalents at beginning of period	3,276,299	3,880,044

Cash and cash equivalents at end of period	$1,792,867	$3,675,592

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$6,145	$13,612
Cash paid during the period for income taxes	105,877	35,474

Non-GAAP Financial Measures: The following table reconciles our financial results calculated in accordance with accounting principles generally accepted in the U.S. (GAAP) to non-GAAP financial measures that exclude non-cash charges for share-based compensation, and depreciation and amortization expenses from gross profit, operating expenses and operating loss. The non-GAAP financial measures used by management and disclosed by us are not a substitute for, or superior to, financial measures and consolidated financial results calculated in accordance with GAAP, and you should carefully evaluate our reconciliations to non-GAAP. We may calculate our non-GAAP financial measures differently from similarly titled measures used by other companies. Therefore, our non-GAAP financial measures may not be comparable to those used by other companies. We have described the reconciliations of each of our non-GAAP financial measures above to the most directly comparable GAAP financial measures.
We use these non-GAAP financial measures, and in particular non-GAAP operating loss, for internal managerial purposes because we believe such measures are one important indicator of the strength and the performance of our business as they provide a link to operating cash flow. We also believe that analysts and investors use such measures to evaluate the overall operating performance of companies in our industry, including as a means of comparing period-to-period results and as a means of evaluating our results with those of other companies.
Our non-GAAP operating loss of approximately $475,000 for the three months ended September 30, 2009 was greater than the $98,000 operating loss in same period in fiscal 2009. Our non-GAAP operating loss was approximately $1,390,000 for the six months ended September 30, 2009 compared to an operating income of $8,000 in same period fiscal in 2009. We attribute the increased operating loss primarily to the decrease in sales and a lower gross margin rate, offset partially by a decrease in cash operating expenses.

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Gross Profit
GAAP gross profit	$2,451,401	$3,371,317	$4,725,360	$7,188,972
% of sales	82%	86%	81%	85%
Share-based compensation	4,903	8,879	18,448	25,253
Depreciation expense	14,150	13,057	28,299	25,847

Non-GAAP gross profit	2,470,454	3,393,253	4,772,107	7,240,072

Operating Expenses
GAAP operating expenses	3,328,495	3,962,936	6,973,962	8,238,179
Share-based compensation	113,909	198,131	273,014	464,748
Depreciation expense	57,546	62,104	115,623	119,161
Amortization expense	211,503	210,966	423,316	421,941

Non-GAAP operating expenses	2,945,537	3,491,735	6,162,009	7,232,329

Operating Loss
GAAP operating loss	(877,094)	(591,619)	(2,248,602)	(1,049,207)
Share-based compensation	118,812	207,010	291,462	490,001
Depreciation expense	71,696	75,161	143,922	145,008
Amortization expense	211,503	210,966	423,316	421,941

Non-GAAP operating income (loss)	$(475,083)	$(98,482)	$(1,389,902)	$7,743